EXHIBIT 10.4

TO:    __________

FROM:    Cindy Taylor
    President and CEO, Oil States International Inc.

RE:    Cash-Based, Long-Term Incentive Award

To recognize your dedicated service and ongoing contributions to Oil States, I am pleased to inform you that you have been selected to receive a cash-based, long-term incentive award (“Cash-Based Award”) which will be paid out in equal installments over the three-year vesting period.

The Cash-Based Award was developed to provide a long-term incentive that is not subject to the industry volatility experienced in recent years and to better align your interests with the Company’s overall goal of incentivizing and retaining its key employees.

Your award and further details of the Cash-Based Award are described in the attached Exhibit A. To acknowledge your receipt and acceptance of this award, please sign Exhibit A where noted and return a copy to the attention of __________, via email at __________ or regular mail to 333 Clay Street, Suite 4620, Houston, Texas 77002.

If you have any questions about your Cash-Based Award, please do not hesitate to contact your local Human Resource representative or __________.

Thank you for your dedicated efforts and keep up the good work!

Sincerely,

Cindy Taylor

EXHIBIT A

CASH-BASED, LONG-TERM INCENTIVE AWARD

Employee: __________

Date of Award: __________

Total Value of Cash-Based Award: __________

Vesting Schedule: Three (3) Years – Pro-Rata – 1/3 Annually

This Cash-Based Award will vest annually in equal installments over a three (3) year period, one third each year beginning on February 17, 2022.

On each vesting date, you will receive a cash payment for the pro-rata vested value of the award, subject to withholding of all taxes and other applicable deductions. To be eligible to receive the payment, you must be employed by the Company on the annual vesting dates of the award.

Example of how the Cash-Based Award operates:

•You are awarded $3,000 on February 17, 2021.

•One year later on February 17, 2022, if you are still employed by the Company, you would be eligible to receive a cash payment of $1,000 (subject to withholding of all taxes and other applicable deductions).

•On February 17 in 2023 and 2024, the other $2,000 would vest, pro-rata and you would be eligible for a payment, conditioned upon being employed by the Company on the vesting date(s).

In the event of a change in control of Oil States International, Inc., all unvested award amounts of the Cash-Based Award would vest upon the date of the Change of Control.

In the event of retirement of a recipient prior to a vesting date, all unvested award amounts of the Cash-Based Award are forfeited.

In the event that a recipient becomes disabled, as defined in the Company’s Long-Term Disability policy, the recipient will still continue to be eligible for award vesting, as long as the recipient remains an employee of the Company.

In the event of the death of a recipient during the vesting period, all unvested award amounts of the Cash-Based Award would vest at the date of death and the recipient’s estate would be paid the unvested value.

This Cash-Based Award shall not be deemed to constitute a contract of employment, nor shall any provision hereof affect (a) the right of the Company to discharge Employee at will or (b) the terms and conditions of any other agreement between the Company and Employee except as expressly provided herein.

Employee Signature:___________________________________

Printed Name:________________________________________

Date:________________________________________________

PLEASE RETURN TO THE OIL STATES INTERNATIONAL, INC. CORPORATE OFFICE TO THE ATTENTION OF __________